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                                                                     EXHIBIT 5.1


                             BAKER & BOTTS, L.L.P.
                                2001 ROSS AVENUE
                              DALLAS, TEXAS  75201



00C602.0306                                                        June 26, 1997



Pioneer Natural Resources Company
1400 Williams Square West
5205 North O'Connor Boulevard
Irving, Texas 75039

Ladies and Gentlemen:


                 Reference is made to the Registration Statement on Form S-4 (Registration No. 333-26951) (the "Registration Statement"), filed by Pioneer Natural Resources Company, a Delaware corporation ("Pioneer"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of (i) 74,942,697 shares of common stock, par value $.01 per share ("Pioneer Common Stock"), of Pioneer and (ii) 8,807,309 shares of Series A 8% Cumulative Convertible Preferred Stock, par value $.01 per share ("Pioneer Preferred Stock"), of Pioneer issuable in connection with the merger of MESA Inc., a Texas corporation ("Mesa"), with and into Pioneer and the merger of Parker & Parsley Petroleum Company, a Delaware corporation ("Parker & Parsley"), with and into Mesa Operating Co., a Delaware corporation ("MOC"), all as more fully described in the Amended and Restated Agreement and Plan of Merger, dated as of April 6, 1997 (the "Merger Agreement"), among Mesa, Pioneer, MOC and Parker & Parsley. The Registration Statement also relates to the registration of 8,807,309 shares of Pioneer Common Stock issuable upon conversion of the Pioneer Preferred Stock.


                 You have asked us to pass upon for you certain legal matters with respect to the Pioneer Common Stock and Pioneer Preferred Stock to be issued in connection with the transactions referred to above. In our capacity as counsel to Pioneer and Mesa in connection with such transactions, we have examined the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Pioneer, each as amended to date, the Certificate of Designation for the Pioneer Preferred Stock, the Merger Agreement, and originals, or copies certified or otherwise identified, of corporate records of Pioneer, including minute books of Pioneer as furnished to us by Pioneer, certificates of public officials and of representatives of Pioneer, statutes and other instruments or documents, as a basis for the opinions hereinafter expressed. In giving such opinions,


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Pioneer Natural Resources Company             Page 2               June 26, 1997


we have relied upon certificates of officers of Pioneer with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

                 On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

                 1. Pioneer is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

                 2. The shares of Pioneer Common Stock and Pioneer Preferred Stock to be issued upon consummation of the Mergers have been duly authorized and, upon issuance in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

                 3. The shares of Pioneer Common Stock to be issued upon conversion of the Pioneer Preferred Stock have been duly authorized and, upon issuance in accordance with the terms of the Pioneer Preferred Stock, will be validly issued, fully paid and nonassessable.

                 The opinions set forth above are limited in all respects to matters of Texas law and the General Corporation Law of the State of Delaware as in effect on the date hereof. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement. Additionally, we hereby consent to the reference to our Firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                                   Very truly yours,


                                                   Baker & Botts, L.L.P.